SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported):  June 6, 1996

                             MOBILEMEDIA CORPORATION

             (Exact name of registrant as specified in its charter)

       Delaware                       0-26320                    22-3253006
(State or other jurisdiction    (Commission File No.)       (IRS Employer
      of incorporation)                                     Identification No.)

              65 Challenger Road, Ridgefield Park, New Jersey 07660
                    (Address of principal executive offices)
                                   (Zip Code)

                                 (201) 440-8400
              (Registrant's telephone number, including area code)


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          (Former name or former address, if changed since last report)



















































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                    INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.  Changes in Control of Registrant.

               Not Applicable


Item 2.  Acquisition or Disposition of Assets.

               Not Applicable


Item 3.  Bankruptcy or Receivership.

               Not Applicable


Item 4.  Changes in Registrant's Certifying Accountant.

               Not Applicable


Item 5.  Other Events.

               On June 6, 1996, the Company issued the press release attached as Exhibit A hereto.


Item 6.  Resignations of Registrants Directors.

               Not Applicable


Item 7.  Financial Statements and Exhibits.

               Not Applicable


Item 8.  Change in Fiscal Year.

               Not Applicable

































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          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        MOBILEMEDIA CORPORATION,
                                        a Delaware corporation


Date: June 7, 1996                      By:    /s/ GREGORY M. RORKE
                                             -----------------------------------
                                                  Gregory M. Rorke
                                                  Chief Executive Officer


Date: June 7, 1996                      By:   /s/ KENNETH R. MCVAY
                                             -----------------------------------
                                                  Kenneth R. McVay
                                                  Senior Vice President,
                                                  General Counsel
























































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                                  EXHIBIT INDEX



Exhibit                                                                     Page
- -------                                                                     ----


Exhibit A - Press Release dated June 6, 1996.                                 5


































































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






News Release
                                                           FOR IMMEDIATE RELEASE
FOR MORE INFORMATION:

Santo J. Pittsman                                 Lois Brown
Senior Vice President & Chief Financial Officer   Director, Investor Relations
(201) 393-4693                                    (201) 462-4959

                        MOBILEMEDIA CORPORATION TO RAISE
                   $100 TO $150 MILLION OF ADDITIONAL CAPITAL

RIDGEFIELD PARK, N.J. -- June 6, 1996 -- MobileMedia Corporation (NASDAQ: MBLM) today announced that it is planning a private offering of convertible preferred stock. It is currently contemplated that the offering will raise between $100 to $150 million.

The Company will use the proceeds of the offering to fund working capital requirements and for other general corporate purposes, principally in connection with the integration of its recent acquisition of MobileComm.

Since consummating the Dial Page acquisition in August 1995 and the MobileComm acquisition in January 1996, management has focused its attention on the integration of the two companies to both rationalize operations and increase revenue and subscriber growth. Throughout the integration period, although concentrated in the first half of 1996, management expects the Company (i) to incur costs associated with the migration of units-in-service between paging networks to rationalize capacity usage, (ii) to carry redundant costs from the temporary operation of duplicative functions and (iii) to incur additional costs associated with hiring employees to focus on the integration of sales, customer support, inventory management and logistics functions. Management anticipates that this dual expense/integration period will continue through the remainder of 1996 and the first half of 1997.

Due primarily to network congestion tied to greater than planned nationwide subscriber growth and the ongoing consolidation of MobileComm's customer service facilities, churn has increased. In the first quarter of 1996, the Company reported churn of 3.8% compared to 3.3% for the first quarter of 1995 (pro forma). The Company has taken steps, however, to create incremental network capacity, including upgrading certain networks to FLEX(TM) and migrating units from congested to newly constructed networks. This has required higher than expected capital expenditures for network infrastructure and pagers. In addition, the consolidation of MobileComm's 26 customer service offices to the Company's two centers in Dallas, Texas and Columbia, Maryland is expected to be completed by the first half of July. This has required significant hiring and training of new customer service personnel.

                                    - more -



























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"The integration of MobileComm is ahead of schedule," added Gregory Rorke,
MobileMedia's Chief Executive Officer. "While the speed of the integration will impact short-term results due to increased expenses, these investments in the integration to rationalize network capacity and consolidate operations (customer service, billing and management information systems, and inventory management and order fulfillment, among other functions) will position the Company for long-term success. Our integration strategy, first with Dial Page and now with MobileComm, continues to build on our consolidated nationwide platform."

Based in Ridgefield Park, New Jersey, MobileMedia Corporation is the second largest provider of paging and personal communications services in the United States, offering local, regional and nationwide coverage to approximately 4.3 million subscribers in all 50 states, Canada and the Caribbean. Having completed the purchase of MobileComm, the Company is marketing its services under the MobileComm brand. The Company operates two one-way nationwide networks and owns two nationwide narrowband PCS licenses for the next generation of wireless messaging services.

Statements contained in this release that are not based on historical fact are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The "Risk Factors" and cautionary statements identifying important factors that could cause actual results to differ materially from those in the forward looking statements are detailed in the Company's 1995 10-K filing with the Securities and Exchange Commission.

The proposed convertible preferred stock will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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